UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 7, 2013

Graymark Healthcare, Inc.

(Exact name of registrant as specified in charter)

Oklahoma	001-34171	20-0180812
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

204 N. Robinson Avenue, Suite 400

Oklahoma City, Oklahoma 73102

(Address of Principal Executive Offices) (Zip Code)

(405) 601-5300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05	Costs Associated with Exit or Disposal Activities

On January 7, 2013, the Company implemented a plan to close three of its sleep diagnostic and therapy facilities. The facilities are located in Oklahoma and Texas and are being closed because the revenue from these facilities has not met expectations and is not adequate to offset the fixed operating costs of these locations. It is anticipated that two of the facilities will be operated through January 11, 2013 and the third facility will be operated through January 31, 2013.

The Company expects to record restructuring charges in connection with the closure of these facilities with respect to the remaining lease obligations for the facilities, severance payments to affected employees and other write-downs. The remaining lease obligations, severance payments and other write-downs are estimated to be approximately $1.2 million, $0.1 million and $0.1 million, respectively, and are expected to be recorded in the first quarter of 2013. All cash payments related to the severance costs are expected to be paid during the first quarter of 2013. The cash payments for the remaining lease obligations will continue for the life of the respective leases which extend through January 2018.

Forward-Looking Statements Disclaimer

The disclosure contained in this Item 2.05 contains forward-looking statements concerning the expected charges and costs associated with the remaining lease obligations of the closed facilities and reduction in workforce. These forward-looking statements involve risks and uncertainties. Facts that could cause actual results to differ materially from the statements included in this Item 2.05 disclosure include difficulties encountered in terminating the leases and implementing the planned workforce reductions such as litigation or other claims arising out of the reduction. Further information on potential factors that could affect the Company’s future financial results are included in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2012 and its Annual Report on Form 10-K for the year ended December 31, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GRAYMARK HEALTHCARE, INC.

Date: January 7, 2013	By:	/s/ STANTON NELSON
Stanton Nelson
Chief Executive Officer